UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2018

JERNIGAN CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36892 (Commission File Number)	47-1978772 (IRS Employer Identification No.)

6410 Poplar Avenue, Suite 650 Memphis, Tennessee (Address of principal executive offices)	38119 (Zip Code)

(901) 567-9510

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company.

☒	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 28, 2018, Jernigan Capital Operating Company, LLC (the “Operating Company”), the operating company of Jernigan Capital, Inc. (the “Company”), entered into an amended and restated senior secured revolving credit facility of up to $235 million (the “Amended and Restated Credit Facility”) with KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc., Raymond James Bank, N.A. and BMO Capital Markets Corp., as joint lead arrangers and syndication agents, and the other lenders party thereto. Pursuant to an accordion feature, the Operating Company may from time to time increase the commitments up to an aggregate amount of $400 million, subject to, among other things, an absence of default under the Amended and Restated Credit Facility, as well as receiving commitments from lenders for the additional amounts. The Amended and Restated Credit Facility amends and restates the Company’s existing credit facility in all respects. The Operating Company intends to use future borrowings under the Amended and Restated Credit Facility to fund its investments, to make secured or unsecured loans to borrowers in connection with its investments and for general corporate purposes.

On December 28, 2018, the Company and certain wholly-owned subsidiaries of the Operating Company (the “Subsidiaries”) entered into an Amended and Restated Unconditional Guaranty of Payment and Performance (the “Amended and Restated Guaranty”) whereby they have agreed to unconditionally guarantee the obligations of the Operating Company under the Amended and Restated Credit Facility. The Amended and Restated Credit Facility is secured by certain of the Company’s investments made through the Subsidiaries, and other subsidiaries of the Operating Company may be added as guarantors from time to time during the term of the Amended and Restated Credit Facility. The Amended and Restated Credit Facility has a scheduled maturity date on December 28, 2021 with two one-year extension options to extend the maturity of the facility to December 28, 2023. Borrowings under the Amended and Restated Credit Facility are secured by three different pools of collateral: the first consisting of the mortgage loans held by the Company or its subsidiaries extended to developers (each a “Mortgage Loan”), the second consisting of certain non-stabilized self-storage properties owned by the Company or one of its wholly owned subsidiaries(the “Non-Stabilized Real Estate Collateral”) and the third consisting of certain stabilized self-storage properties owned by the Company or one of its wholly owned subsidiaries (the “Stabilized Real Estate Collateral”).

The amount available to borrow under the Amended and Restated Credit Facility is limited according to a borrowing base valuation of the assets available as collateral. For loans secured by Mortgage Loans, the borrowing base availability is the lesser of (i) 60% of the outstanding balance of the Mortgage Loans and (ii) the maximum principal amount which would not cause the outstanding loans under the Amended and Restated Credit Facility secured by the Mortgage Loans to be greater than 50% of the underlying real estate assets securing the Mortgage Loans. For loans secured by Non-Stabilized Real Estate Collateral, the borrowing base availability is the lesser of (i) the maximum principal amount that would not cause the outstanding loans under the Amended and Restated Credit Facility secured by Non-Stabilized Real Estate Collateral to be greater than 60% of the as-stabilized value of such Non-Stabilized Real Estate Collateral, (ii) the maximum principal amount which would not cause the outstanding loans under the Amended and Restated Facility to be greater than 75% of the total development cost of the Non-Stabilized Real Estate Collateral, and (iii) whichever of the following is then applicable: (A) the maximum principal amount that would not cause the ratio of (1) stabilized net operating income from the Non-Stabilized Real Estate Collateral included in the borrowing base divided by (2) an implied debt service coverage amount to be less than 1.35 to 1.00, (B) for any underlying real estate asset securing the Non-Stabilized Real Estate Collateral that has been included in the borrowing base for greater than 18 months, the maximum principal amount which would not cause the ratio of (1) actual adjusted net operating income for the underlying real estate asset securing such Non-Stabilized Real Estate Collateral divided by (2) an implied debt service amount to be less than 0.50 to 1.00, and (C) for any underlying real estate asset securing the Non-Stabilized Real Estate Collateral that has been included in the borrowing base for greater than 30 months, the maximum principal amount which would not cause the ratio of (1) actual adjusted net operating income for the underlying real estate asset securing such Non-Stabilized Real Estate Collateral divided by (2) an implied debt service amount to be less than 1.00 to 1.00. For loans secured by Stabilized Real Estate Collateral, the borrowing base availability is the lesser of (i) the maximum principal amount that would not cause the outstanding loans under the Amended and Restated Credit Facility secured by the underlying real estate asset securing the Stabilized Real Estate Collateral to be greater than 65% of the value of such self-storage property and (ii) the maximum principal amount that would not cause the ratio of (a) actual adjusted net operating income from for the underlying real estate asset securing such Stabilized Real Estate Collateral divided by (b) an implied debt service coverage amount to be less than 1.30 to 1.00. Notwithstanding the foregoing, the borrowing base availability will be reduced by certain aggregate operating and interest holdbacks, which must be updated by the Company on a quarterly basis and may be updated by the Company on a monthly basis as leasing at the Company’s properties progresses. All such amounts are subject to approval by the administrative agent.

The Amended and Restated Credit Facility includes certain requirements that may limit the borrowing capacity available to the Company from time to time. Under the terms of the Amended and Restated Credit Facility, the outstanding principal balance of the revolving credit loans, swing loans and letter of credit liabilities under the Amended and Restated Credit Facility may not exceed the borrowing base availability.

Each loan made under the Amended and Restated Credit Facility will bear interest at either, at the Operating Company’s election, (i) a base rate plus a margin of 1.25%, 1.75% or 2.25% or (ii) LIBOR plus a margin of 2.25%, 2.75% or 3.25%, in each case depending on the borrowing base available for such loan. In addition, the Operating Company is required to pay a per diem fee at the rate of either 0.25% or 0.30% per annum, depending on the amount outstanding under the Amended and Restated Credit Facility at the time, times the excess of the sum of the commitments of the lenders, as in effect from time to time, over the outstanding principal amount of revolving credit loans under the Amended and Restated Credit Facility.

The Amended and Restated Credit Facility contains certain customary representations and warranties and financial and other affirmative and negative covenants. The Operating Company’s ability to borrow under the Amended and Restated Credit Facility is subject to ongoing compliance by the Company and the Operating Company with various customary restrictive covenants, including but not limited to limitations on its incurrence of indebtedness, investments, dividends, asset sales, acquisitions, mergers and consolidations and liens and encumbrances. In addition, the Amended and Restated Credit Facility contains certain financial covenants including the following:

•	total consolidated indebtedness not exceeding 50% of gross asset value;
•	a minimum fixed charge coverage ratio (defined as the ratio of consolidated adjusted earnings before interest, taxes, depreciation and amortization to consolidated fixed charges) of not less than 1.20 to 1.00 during the period between December 28, 2018 and December 31, 2020, 1.30 to 1.00 during the period between January 1, 2021 and December 31, 2022 and 1.40 to 1.00 during the period between January 1, 2023 through the maturity of the Amended and Restated Credit Facility;
•	a minimum consolidated tangible net worth (defined as gross asset value less total consolidated indebtedness) of $373.6 million plus 75% of the sum of any additional net offering proceeds;
•	when aggregate loan commitments under the Amended and Restated Credit Facility exceed $50 million, unhedged variable rate debt cannot exceed 40% of consolidated total indebtedness;
•	liquidity of no less than the greater of (i) future funding commitments of the Company and its subsidiaries for the three months after each date of determination and (ii) $50 million for the period between December 31, 2018 and December 31, 2019 or on and after January 1, 2020, liquidity of no less than the greater of (i) future funding commitments of the Company and its subsidiaries for the six months following each date of determination and (ii) $50 million; and
•	a ratio of adjusted consolidated EBITDA determined for the most recently ended calendar quarter, annualized, to debt service for the most recently ended calendar quarter, annualized, of no less than 2.00 to 1.

The Amended and Restated Credit Facility provides for standard events of default, including nonpayment of principal and other amounts when due, non-performance of covenants, breach of representations and warranties, certain bankruptcy or insolvency events, and changes in control. If an event of default occurs and is continuing under the Amended and Restated Credit Facility, the lenders may, among other things, terminate their commitments under the Amended and Restated Credit Facility and require the immediate payment of all amounts owed thereunder.

Pursuant to the Amended and Restated Credit Facility, the Operating Company is prohibited from making distributions to the Company, and the Company is prohibited from paying distributions to its stockholders or other common equity holders, to the extent that (i) for the period beginning on December 28, 2018 through and including June 29, 2021, the aggregate amount of such distributions paid in any calendar quarter, when added to the aggregate amount of all other distributions paid in any given calendar quarter, would be in excess of the greater of (A) $0.35 per quarter per share of common stock outstanding as of December 28, 2018 (adjusted for stock splits) or (B) 17.5% of such person’s adjusted earnings for such period, and (ii) commencing June 30, 2021 and thereafter, the aggregate amount of such distributions paid, when added to the aggregate amount of all other distributions paid in any period of 4 consecutive fiscal quarters, exceeds 95% of funds from operations for such period.  Furthermore, prior to June 29, 2021, the Company is prohibited from increasing its common dividend above its current quarterly per share amount of $0.35 (adjusted for stock splits) without the approval of the administrative agent and the required lenders, and the Company may not repurchase, redeem or otherwise retire shares of common stock (with the exception of repurchase/retirement of common stock for the purpose of satisfying tax withholdings or forfeitures on employee restricted stock units) after December 28, 2018 without the approval of the administrative agent and the required lenders approval.

The Company currently has no outstanding balance under the Amended and Restated Credit Facility and has $91.3 million available for future borrowings.

The descriptions of the Amended and Restated Credit Facility and the Amended and Restated Guaranty in this Item 1.01 do not purport to be complete and are qualified in its entirety by reference to the Amended and Restated Credit Facility, which is filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated December 28, 2018, by and among Jernigan Capital Operating Company, LLC, KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc., Raymond James Bank, N.A.and BMO Capital Markets Corp., as joint lead arrangers and syndication agents, and the other lenders party thereto.
10.2	Amended and Restated Unconditional Guaranty of Payment and Performance, dated as of December 28, 2018, by and among the Jernigan Capital, Inc. and its subsidiaries party there to, in favor of KeyBank National Association and the other lenders under the Amended and Restated Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JERNIGAN CAPITAL, INC.

Dated: January 2, 2019	By:	/s/ John A. Good
John A. Good
Chief Executive Officer